FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, Vice President, Public Affairs
David Myers, Vice President, Investor Relations	(314) 702-7556
(314) 702-7173
Joele Frank / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Express Scripts Proposes to Acquire Caremark for $58.50 Per Share in Cash and Stock
Transaction Valued at Approximately $26 Billion
Premium Approximately 22%
Combination to Create World’s Preeminent
Pharmacy Benefit Management Company
Annual Cost Synergies Expected to be Approximately $500 Million
     St. Louis, December 18, 2006 – Express Scripts, Inc. (Nasdaq: ESRX) today announced that it is proposing to acquire all of the outstanding shares of Caremark Rx, Inc., (NYSE: CMX) for $29.25 in cash and 0.426 shares of Express Scripts stock for each share of Caremark stock. Based on the Express Scripts closing stock price on Friday, December 15, 2006, the offer has a value of $58.50 per Caremark share or approximately $26 billion in the aggregate. The combination will create the world’s preeminent pharmacy benefit management company.
     The Express Scripts offer represents a 15% premium over the all-stock purchase price to be paid to Caremark stockholders pursuant to its proposed acquisition by CVS Corporation (NYSE: CVS), based on the closing prices of CVS and Express Scripts common stock on December 15, 2006. Furthermore, the Express Scripts offer represents a 22% premium over $47.99, which is the average closing stock price of Caremark since November 1, 2006, the day its proposed acquisition by CVS was announced. The Express Scripts offer is structured so that the receipt of the stock portion will be tax free to Caremark stockholders. Upon completion of the transaction, it is anticipated that Caremark stockholders would own approximately 57% of the combined company, and Express Scripts stockholders would own approximately 43%. Express Scripts expects that the proposed transaction would be completed in the third quarter of 2007.
     The transaction is expected to generate annual cost synergies of approximately $500 million. Express Scripts expects that the transaction will be neutral to GAAP earnings per share in the first full year following closing, and significantly accretive thereafter. Excluding transaction-related amortization, the transaction is significantly accretive to earnings per share beginning the first full year following closing. Express Scripts expects the combined company will generate substantial free cash flow, which will enable it to consistently and rapidly reduce acquisition-related debt and return to historical leverage levels.
     “This opportunity is very compelling as it offers significant value to stockholders, plan sponsors and patients,” stated George Paz, president, chief executive officer and chairman of Express Scripts. “By creating the world’s preeminent pharmacy benefit management company, we will continue to make the use of prescription drugs, including biopharmaceuticals, safer and more affordable for plan sponsors and patients. Together, we will benefit from more efficient cost management capabilities and unparalleled service offerings. Our independence as a pharmacy benefit manager and alignment with plan sponsors and patients allow all plan sponsors to maintain maximum flexibility in achieving their goals.
     “Our companies share years of experience and success in pharmacy benefit and specialty management, with longstanding commitments to quality service for plan sponsors and patients,” added Mr. Paz. “Together, we will have the size, scale and financial strength to expand the markets we serve and enhance our value proposition and, thus, our competitive position. The collective resources of our two organizations will benefit plan sponsors and patients through greater use of cost-effective generic and lower cost brand drugs, specialty pharmacy, home delivery and flexible retail networks.
     “Express Scripts has completed five significant acquisitions since 1998 and has a proven track record of integrating companies to maximize value for stockholders and to best serve its plan sponsors and patients. We look forward to Caremark’s careful consideration of our offer and an open dialogue with its Board of Directors to complete this transaction,” concluded Mr. Paz.
     Express Scripts believes that the complementary nature of the two companies will create an industry-leading PBM uniquely positioned to generate substantial stockholder value.
•	Highly Complementary Businesses: As a combined company, Express Scripts and Caremark will continue to offer the high-quality service that plan sponsors and patients have come to expect. The combined company will be a recognized leader in generic utilization and other drug cost management programs. It will benefit from the unique growth opportunities in the industry, as well as from broader and more comprehensive specialty management capabilities.
•	Scale Provides Efficiencies: As one company, the enlarged scale of Express Scripts and Caremark allows for reduced overall costs through, among other things, increased purchasing power and operating efficiencies.
•	Strong Financial Profile: The combined entity will have a strong financial profile driven by consistent and increasing cash flow. Before synergies, the two companies are expected to generate 2006 EBITDA in excess of $2.7 billion. In addition, Express Scripts expects that the transaction will be neutral to GAAP earnings per share in the first full year following closing, and significantly accretive thereafter. Excluding transaction-related amortization, the transaction is significantly accretive to earnings per share beginning the first full year following closing.
     Express Scripts has delivered its offer to Caremark’s Board of Directors and believes it constitutes a “Superior Proposal” under the terms of the CVS/Caremark Merger Agreement. Following is a copy of the letter Express Scripts sent to the Caremark Board of Directors regarding its offer:

December 18, 2006
Board of Directors
Caremark Rx, Inc.
c/o Edwin M. Crawford
Chairman of the Board, President and Chief Executive Officer
211 Commerce Street
Suite 800
Nashville, Tennessee 37201
Dear Mac:
     On behalf of the board of directors of Express Scripts, Inc. (“Express Scripts”), I am pleased to submit this offer to combine the businesses of Express Scripts and Caremark Rx, Inc. (“Caremark”). This transaction would represent a compelling combination and excellent strategic fit, and create superior value for our respective stockholders. Under our offer, Express Scripts would acquire all outstanding shares of Caremark common stock for $29.25 in cash and 0.426 shares of Express Scripts stock for each share of Caremark stock. Based on our closing stock price on Friday, the offer has a value of $58.50 per share for each share of Caremark stock. The offer is structured so that the receipt of stock by your stockholders would be tax free. Upon consummation of our proposed transaction, which we expect would be completed in the third quarter of 2007, Caremark stockholders would own approximately 57% of the combined company.
     Our offer represents a 15% premium over the all-stock purchase price to be paid to your stockholders pursuant to the proposed acquisition of Caremark by CVS Corporation (“CVS”) based on Friday’s closing price of CVS and our common stock. Furthermore, our offer represents a 22% premium over $47.99, the average closing price of Caremark since the announcement of the proposed acquisition of Caremark by CVS on November 1, 2006.
     Our board of directors and management have great respect for Caremark, including its business, operations and employees. Express Scripts and Caremark share a strong commitment to providing quality service and benefits to plan sponsors and patients. This combination would further enhance our product and service offerings, allowing us to strengthen the value proposition that we offer to our plan sponsors and patients.
     Express Scripts has completed five successful acquisitions since 1998, and has a proven track record of integrating and optimizing the performance of the acquired businesses and thereby creating additional value for stockholders. As such, we are confident that we can successfully integrate our businesses in a way that would quickly maximize the benefits for our respective stockholders.
     We are aware that Caremark is currently a party to a merger agreement with CVS. We believe that our offer constitutes a “Superior Proposal” under the terms of that merger agreement for the following compelling reasons. Our offer:
•	Delivers a significant premium and a significantly higher absolute value for each Caremark share than the CVS transaction

•	Delivers greater certainty of value because it includes a significant cash payment to your stockholders

•	Delivers upside potential to Caremark stockholders through an increase in the value of the combined company’s stock driven by enhanced cost containment solutions to plan sponsors and patients, anticipated cost synergies of $500 million and strong EPS growth

•	Will be neutral to GAAP earnings per share in the first full year following closing, and significantly accretive thereafter; excluding transaction-related amortization, the transaction is significantly accretive to earnings per share beginning the first full year following closing.
     The board of directors of Express Scripts has unanimously approved this offer and has authorized us to proceed expeditiously. We are prepared, promptly following the termination of your agreement with CVS, to enter into a merger agreement that would provide greater value to your stockholders. Such a merger agreement would be subject to the final approval of our board of directors and our respective stockholders. We are confident that any regulatory requirements will be met in a timely manner.
     Our offer is subject to completion of a confirmatory due diligence review of your company and the termination of your merger agreement with CVS, whether by your stockholders voting against approval of your merger with CVS or otherwise. We have received commitment letters from Citigroup Corporate and Investment Banking and Credit Suisse to fully finance the proposed transaction.
     It was necessary to communicate our offer to you by letter because of the provisions of your merger agreement with CVS. Given the importance of our offer to our respective stockholders, we have determined to make this letter public. We would unquestionably prefer to work cooperatively with you to complete a negotiated transaction that would produce substantial benefits for our respective stockholders. Alternatively, we are prepared to take our transaction directly to your stockholders. In this regard, you should also know that we are prepared to solicit proxies against approval of your proposed merger with CVS.
     We are confident that, after you have considered our offer, you will agree that its terms are considerably more attractive to your stockholders than the CVS transaction and that our offer constitutes a “Superior Proposal” under the terms of the CVS merger agreement. We understand that, after you have provided the appropriate notice to CVS under your merger agreement, you can authorize your management to enter into discussions with us and to provide information to us, subject to our entering into a confidentiality agreement with you. We respectfully request that you make this determination as soon as possible. We are prepared to enter into a customary confidentiality agreement with you so long as it does not contain any standstill or similar limitation.
     This letter does not create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Caremark and Express Scripts.

     We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction. We have engaged Citigroup Corporate and Investment Banking and Credit Suisse as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel to advise us in this transaction. In addition, we have retained MacKenzie Partners, Inc. as proxy advisor. We and our advisors are ready to meet with you and your advisors at any time to discuss this offer and to answer any questions you or they may have about our offer. Although we have already completed a thorough due diligence review based solely on publicly available information, we would like to commence confirmatory due diligence as soon as possible and are ready to begin promptly. We look forward to hearing from you.

Sincerely,
/s/ George Paz
George Paz
President, Chief Executive Officer and Chairman of the Board

     Express Scripts has received commitment letters from Citigroup Corporate and Investment Banking and Credit Suisse to fully finance the proposed transaction.
     The Express Scripts offer is subject to completion of a confirmatory due diligence review of Caremark, as well as satisfaction of other customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of both Express Scripts and Caremark stockholders.
     Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Express Scripts, and Citigroup Corporate and Investment Banking and Credit Suisse are acting as financial advisors. MacKenzie Partners is acting as proxy advisor to Express Scripts.
Analyst/Investor Conference Call/Webcast
     Express Scripts will be discussing the proposed transaction with analysts and investors on a conference call at 10:00 a.m. ET today. The conference call can be accessed by dialing (866) 406-5369 (U.S. dial-in) or (973) 582-2847 (international dial-in), conference code 8238146. Accompanying slides will be available on the Express Scripts website at www.express-scripts.com. The Company will webcast the call to all interested parties through the investor relations section of its website: www.express-scripts.com. Please see the website for details on how to access the webcast.
     A replay of the conference call will be available through December 26, 2006 and can be accessed by dialing (877) 519-4471, conference code 8238146. International callers can access the replay by dialing (973) 341-3080, conference code 8238146. The replay will also be available at the Express Scripts website, www.express-scripts.com.
     B-Roll is available via the Pathfire Digital Media Gateway (DMG). On the left side of the DMG screen, use the navigation bar to select “VNF Provider A” text. Then, from the folder tabs that subsequently appear on the main screen, select “Express Scripts.” For technical support contact support@pathfire.com or (770) 619-0801.

     B-Roll will also be available via KU analog satellite downlink at 11:00–11:15 a.m. ET and 4:00–4:15 p.m. ET, Monday, December 18, 2006 on a continuous loop at the following coordinates:

SATELLITE:	Galaxy 11
TRANSPONDER:	K15
BANDWIDTH:	36 Mhz.
UPLINK FREQ/POL:	14303 MHz. / V
DOWNLINK FREQ/POL:	12003 MHz. / H
     For technical assistance contact Kaufman Broadcast at (314) 313-4356.
About Express Scripts
     Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
     Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
     Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC
Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected.

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Important Information
This material is not a substitute for the prospectus/proxy statement Express Scripts and Caremark would file with the Securities and Exchange Commission (“SEC”) if an agreement between Express Scripts and Caremark is reached or any other documents which Express Scripts may send to shareholders in connection with the proposed transaction. Investors are urged to read any such documents, when available, because they will contain important information. Such documents would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Express Scripts, 13900 Riverport Dr., Maryland Heights, Missouri, Attn: Corporate Secretary, or MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, for its 2006 annual meeting of stockholders. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.
This material relates to a business combination transaction with Caremark proposed by Express Scripts which may become the subject of a registration statement filed with the SEC. Investors and security holders are advised to read this document and all other applicable documents if and when they become available because they will include important information. Investors and security holders may obtain a free copy of any documents filed by Express Scripts with the SEC at the SEC’s website (www.sec.gov) or by directing a request to Express Scripts at the address set forth above or MacKenzie Partners, Inc. at the telephone number and email address set forth above.
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